Exhibit 5.4

September 15, 2009

Exeter Educational Management Systems, Inc.

c/o SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Exeter Educational Management Systems, Inc., a Massachusetts corporation (the “Massachusetts Guarantor”), in connection with the proposed issuance by SunGard Data Systems Inc., a Delaware corporation (“SunGard”), of up to $500,000,000 aggregate principal amount of its 10.625% Senior Notes due 2015 (the “Exchange Notes”) and the issuance by the Massachusetts Guarantor of a guarantee (the “Guarantee”) with respect to the Exchange Notes, registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of SunGard’s outstanding 10.625% Senior Notes due 2015, and the related guarantee, which have not been so registered (the “Exchange Offer”).

The Exchange Notes and the Guarantee will be issued under an indenture dated as of September 29, 2008 (the “Indenture”), among SunGard, the Massachusetts Guarantor, the other guarantors under the Indenture (together with the Massachusetts Guarantor, the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).

The terms of the Guarantee are contained in the Indenture, and the Guarantee will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4 (the “Registration Statement”), filed by SunGard and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offer and the Guarantee and such other records, agreements, certificates and documents, and have made such other and further investigations, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Massachusetts Guarantor.

We express no opinion as to the laws of any jurisdiction other than those of The Commonwealth of Massachusetts and the federal laws of the United States of America.

Exeter Educational Management Systems, Inc.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Indenture has been duly authorized by the Massachusetts Guarantor.

2.	The Guarantee by the Massachusetts Guarantor has been duly authorized by the Massachusetts Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP